EXHIBIT 10.3


                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT is made effective as of January 1, 1996, between EQUITY ONE, INC., a Maryland Corporation ("Employer") and DORON VALERO (the "Employee").

                                  WITNESSETH:

        WHEREAS, the Employer desires to employ the Employee as its assets manager and executive vice president on the terms and conditions set forth in this Agreement; and

        WHEREAS, the Employee desires to accept such employment on the terms and conditions set forth in this Agreement;

        NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1. Term. The term of this Agreement shall commence on the date hereof, and shall continue for a period of seven (7) years and shall be automatically renewable for an additional seven (7) year term unless either party gives the other party prior written notice of intent not to renew at least 180 days prior to the expiration of the initial term.

        2. Duties. The Employee is engaged to act as the Asset Manager and Executive Vice President of the Employer. The Employee shall be in control of day-to-day operations of the Employer's and the Employer's affiliates properties. The Employee shall report directly to the President and Chief Executive Officer of the Employer and shall have full authority and responsibility for administering the Employer's properties in all respects. His powers shall include the authority to hire and fire personnel, in consultation with the President. In addition, the Employee

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shall have such other duties as may from time to time be reasonably assigned to him by the President of the Employer.

        3. Time Devoted. During the period of his employment hereunder, and except for illness, reasonable vacation periods and reasonable leaves of absence, the Employee shall devote all of his business time, attention, skill and efforts as shall be required for the faithful performance of his duties hereunder on the basis of a five-day work week, excluding state, federal and religious holidays observed.

4. Compensation.

        a. For all services rendered by the Employee in any capacity during his employment under the Agreement, the Employer shall pay the Employee as compensation $180,000.00 per annum for the first year, payable in quarterly installments, on the first day of each calendar quarter.

        b. The salary of the Employee may be supplemented by a bonus for outstanding services rendered to the Employer, as determined by the Board of Directors of the Employer and the President in their sole and absolute discretion.

        c. The Employer shall provide the Employee with a suitable automobile, including all related maintenance, repairs, insurance, and other costs. Such automobile may be used by the Employee and the Employee's immediate family and domestic servants at no cost to the Employee.

        d. The Employer shall provide the Employee with cellular telephones (portable and in the car), business telephone lines and related telephone and computer systems, and other office equipment and furnishings at his house and the costs of any service therefor, which the parties recognize are necessary to the Employee's performance of his duties hereunder. The Employer recognizes and agrees that the Employee and domestic servants shall have personal use of said telephones, equipment and furnishings at no cost to the Employee. The Employee shall also be permitted to make reasonable use, for purposes of his personal affairs, of the Employer's offices,

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equipment and administrative staff, provided such use does not adversely affect the Employer's operations.

        e. Compensation for the second year and any additional years, shall be increased on January 1st of each year, commencing on January 1, 1997, by the greater of six percent (6.00%) or the rate of increase of the Consumer Price Index as determined by the United States Department of Labor for the year immediately preceding each anniversary of this Agreement.

        f. The Employer shall reimburse the Employee for all reasonable expenses incurred by him in the discharge of his duties hereunder, including, but not limited to, transportation, hotel accommodations and other lodging, local and long distance telephone, tolls, couriers, postage, overnight and similar bulk and express package delivery services. The Employer shall provide the Employee with credit cards issued in the name of the Employer, and balances thereon shall be payable by the Employer. The Employee shall maintain detailed records of such expenses in such form as the Employer may reasonably request and make such records available to the Employer as and when requested.

        g. All sums payable to the Employee hereunder shall be subject to all federal, state and municipal laws or governmental regulations now or hereafter in existence requiring the withholding, deduction or payment therefrom of sums for income or other taxes payable by or for or assessable against the Employee, it being agreed that the Employer shall act thereon in accordance with its interpretation and good faith of any such laws or regulations.

        5. Options. The Employer shall issue to the Employee, pursuant to the Employer's existing Stock Option Plan or other similar plan, options to acquire 75,000 shares of the Employer's capital stock, at an exercise price of $24.75 per share, such price to change downward only each fiscal year by the amount that the dividends declared and paid for the immediately preceding fiscal year exceed the dividend declared and paid for fiscal year 1995, such options to be vested over (four) 4 years, 18,750 shares each year, commencing on January 1, 1997, and on the first day of each year, until all options vest. The options granted hereunder shall expire on December 31, 2006, regardless of date of vesting or issuance.


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        6. Participation in Benefit Plans. The Employee shall be entitled to participate in or receive benefits under all of the Employer's employee benefit plans and arrangements in effect on the date hereof or made available in the future to the executives and key management employees of the Employer, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

        7. Vacation; Days Off. The Employee shall be entitled to take up to twenty-four (24) days of vacation, at times to be determined by the Employee with the approval of the Employer.

        8. Illness. The Employee shall be entitled to take up to thirty (30) days of sick leave per year.

        9. Termination for Cause.

        a. The Employee may be terminated immediately following notice by the Employer for "cause." For this purpose the term "cause" shall be determined by the affirmative vote of eighty percent (80.00%) of the members of the Board of Directors of the Employer voting at any regular or special meeting, such determination to be made in any of the following categories only:

           (1) The material breach of provisions of this Agreement by the Employee;

           (2) The arrest and conviction of the Employee for a felony, capital crime or any crime involving moral turpitude, including but not limited to crimes involving illegal drugs, after all appeals; or

           (3) The commission or participation by the Employee in an injurious act of fraud or dishonesty against the Employer.

        b. After receipt of notice, unless "cause" is by reason of subsection
(1) or (2), in which case the Employee shall have thirty (30) days to remedy such breach, or if the breach cannot be cured in such thirty (30) day period, to commence to cure to the satisfaction of the Employer's Board of Directors. If the Employee has not cured such breach to the satisfaction of the Board of Directors at the end of ninety (90) days, the Employer shall give notice of termination to the Employee and the parties shall thereafter be relieved of all further obligations hereunder.


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        1O. Information.

            a. Without the prior written consent of the Employer or as required by law, the Employee will not, at any time, either during or after his employment by the Employer, directly or indirectly divulge or disclose to any person, firm, association, or Employer, or use for his own benefit, gain, or others, any plans, products, data, results of tests and data, customer lists, or any other trade secrets or confidential materials or like information of the Employer, including (but not by way of limitation) any and all information and instruction and instructions, technical or otherwise, prepared or issued for the use of the Employer (collectively, the "Confidential Information"), it being the intent of the Employer, with which intent the Employee hereby agrees to restrict him from dissemination or using any like information that is unpublished or not readily available to the general public.

            b. Upon the termination of his employment by the Employer, the Employee will immediately deliver to the Employer all lists, books, records, data, and other information (including all copies) of every kind relating to or connected with the Employer and its activities, business and customers.

        11. Non-Competition.

            a. The Employee specifically agrees that, in the case of his termination under this Agreement, for a period of one (1) year (the "Non-Competition Period") from and after the time of termination of his employment, the Employee shall not, in the States of Florida and Texas, without the prior written consent of the Employer, directly or indirectly, (i) own or control, or actively participate in the ownership or control of any line of business or enterprise that directly competes with the Employer in any business of the Employer existing or proposed at the time the Employee shall cease to perform services hereunder wherever located; (ii) interfere with or disrupt or attempt to disrupt, any past or present or prospective relationship, contractual or otherwise, between the Employer and any customer, supplier, sales representative, or employee of the Employer; (iii) directly or indirectly solicit for employment or attempt to employ, or assist any other entity in employing or soliciting for employment, either on a full-time or part-time or consulting basis, any employee or executive (whether salaries or otherwise, union or non-union) who within

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one (1) year of the time the Employee ceased to perform services hereunder had been employed by the Employer, or (iv) communicate with or solicit any person who, within the previous year, was a customer of the Employer or any present or future customer of the Employer (including without limitation customers previously or in the future generated or produced by Employee), in any manner which interferes or might interfere with such customer's relationship with the Employer, or in an effort to obtain such customer as a customer of any person which conducts business competitive with the Employer's business. Notwithstanding the foregoing and not intended as a limitation on Employee, Employee may participate as a passive investor in any venture.

            b. In the event the Employee is terminated without cause, upon termination: (i) all compensation due under the balance of the terms of this Agreement shall be paid to the Employee, (ii) all stock options granted to the Employee shall vest, and (iii) the Employer shall pay to the Employee all legal fees and expenses incurred by the Employee as a result of termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to enforce any right or benefit provided by this Agreement).

        12. Violations of Covenants, Etc.

            a. The Employee agrees and acknowledges that (i) the services to be rendered by him hereunder are of a special and original character that gives them unique value, (ii) that the provisions of Paragraph 11, above, are, in view of the nature of the business of the Employer, reasonable and necessary to protect the legitimate interests of the Employer, (iii) that his violation of any of the covenants or agreements hereof would cause irreparable injury to the Employer, (iv) that the remedy at law for any violation or threatened violation thereof would be inadequate, and (v) that the Employer shall be entitled to temporary and permanent injunctive or other equitable relief as it may deem appropriate without the accounting of all earnings, profits, and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies available to the Employer. The Employee hereby agrees that in the event of any such violation, the Employer shall be entitled to commence an action in any court of appropriate jurisdiction for any such preliminary and permanent injunctive relief and other equitable relief.

            b. The Employer and the Employee recognize that the laws and public policies

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of the various states of the United States and the District of Columbia may differ as to the validity and enforceability of certain of the provisions contained herein. It is the intention of the Employer and the Employee that the provision of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) if any provision hereof shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision of this Agreement shall be deemed to be invalid or unenforceable, as may be determined by an arbitral tribunal, this Agreement shall be deemed to delete or modify, as necessary, the offending provision and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible as aforesaid.

        13. Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by certified mail, return receipt requested, to the parties at the following addresses or such other address as may be given to the other party in writing):

        To the Employer:        EQUITY ONE, INC.
                                777-17th Street Penthouse
                                Miami Beach, Florida 33139

        To the Employee:        DORON VALERO
                                106 West 4th Avenue
                                Miami Beach, Florida 33139

        14. Waiver of Breach. The waiver by the Employer or the Employee of a breach of any condition of the Agreement by the Employee shall not be construed as a waiver of any subsequent breach by the Employee.

        15. Assignment/Change of Control. Subject to the limitations below, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and permitted assigns. The Employer shall have the right to assign this

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Agreement and its rights hereunder to any entity resulting from the reorganization, merger or consolidation of the Employer or with any entity to which the Employer may sell all or substantially all of its assets. Such reorganization, merger or consolidation of the Employer or with any entity to which thc Employer may sell all or substantially all of its assets shall be defined as a Change of Control. For purposes of this Agreement, there shall be no Change of Control in any instance whereby CHAIM KATZMAN is President and Chairman of the Board of Directors of the successor entity, or Gazit, Inc., controls, directly or indirectly, 50% or more of the Board of Directors of the successor entity and Gazit, Inc. is controlled by CHAIM KATZMAN. In the event CHAIM KATZMAN is not the President and Chairman of the Board of Directors of the successor entity, or Gazit, Inc., does not control, directly or indirectly, 50% or more of the Board of Directors of the successor entity and Gazit, Inc. is not controlled by CHAIM KATZMAN, Valero shall have the right to consent, in his sole and arbitrary discretion, to such assignment. Should Valero decline to consent, the provisions of Paragraph 11 b. would apply. The Employee acknowledges that his obligations hereunder are personal and unique and agrees that he will not assign this Agreement or any of his rights or obligations hereunder. Any attempted assignment in violation of this Paragraph 15 shall be void.

        16. Attorneys' Fees. In the event either party is required to seek legal counsel to enforce the terms and provisions of this Agreement, the prevailing party in any action shall be entitled to recover attorney's fees and costs (including on appeal).

        17. Arbitration. Except as to any action commenced pursuant to Paragraph 12, above, in the event of any controversy or claim between the parties to this Agreement arising out of, or relating tto, this Agreement, or any breach thereof, whether that claim sounds in tort, contract, or any other legal theory, then that dispute shall be resolved by birding arbitration, and judgment upon the award(s) rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitral tribunal shall consist of one member, appointed by agreement between the Parties; failing such agreement, a neutral arbitrator will be appointed by the supervising authority. Arbitration will be held in Miami, Florida; the substantive law applied by the arbitrator shall be the law of Florida. The proceedings shall be conducted in the English language. Attorney's fees and the costs of the

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arbitration, including the fees of the arbitrator, shall ordinarily be charged to the unsuccessfull party, but the tribunal shall have the power to apportion the legal fees and costs as it deems just.

        18. Entire Agreement. This Agreement contains the entire agreement of the parties. It may be changed only by agreement in writing signed by both parties.

        19. Survival. Notwithstanding the termination of the Employee's employment hereunder by the Employer for cause, the obligations under Paragraphs 10, 11 and 12 of this Agreement shall survive and remain in full force and effect.

        20. Headings. The headings herein are for convenience of reference only and shall not be deemed to be part of the substance of this Agreement.

        21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                        EMPLOYER:

                                        EQUITY ONE, INC.,
                                        a Maryland Corporation

Attest:

/s/ Brenda O Campo
------------------
                                        By: /s/ Chaim Katzman
                                            ---------------------------------
                                            CHAIM KATZMAN, President

/s/ [illegible]
----------------------------------      EMPLOYEE:
Witness Signature

/s/ [illegible]                         /s/ Doron Valero
----------------------------------      ---------------------------------
Witness Signature                           DORON VALERO


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